As filed with the Securities and Exchange Commission on June 14, 2023

Registration No. 333-153168

UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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LAREDO OIL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2435874
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2021 Guadalupe Street, Ste. 260 Austin, Texas	78705
(Address of principal executive offices)	(Zip Code)

 _______________

Laredo Oil, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

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Bradley E. Sparks

Chief Financial Officer

2021 Guadalupe Street, Ste. 260

Austin, Texas 78705

(Name and address of agent for service)

(512) 337-1199

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022;
•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2022, November 30, 2022 and February 28, 2023
•	The Company’s amendment to Quarterly Report on Form 10-Q/A for the quarterly period ended August 31, 2022;
•	The Company’s Current Reports on Form 8-K filed with the Commission on October 28, 2022, November 29, 2022, December 19, 2022, May 30, 2023, and June 6, 2023; and
•	The description of Common Stock that is contained in the Company’s Registration Statement on Form S-1 filed with the Commission on August 25, 2008, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of the filing of such documents with the Commission.

Item 4. Description of Securities.

The authorized capital stock of the Company consists of 120,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001. All outstanding shares of common stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. Holders of the common stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of common stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The common stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s certificate of incorporation limits the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	No. Description of Exhibit

5.1 *	Opinion of Reiter, Brunel & Dunn, PLLC

10.1 *	Laredo Oil, Inc. 2023 Equity Incentive Plan

23.1 *	Consent of Reiter Brunel & Dunn, PLLC (included in Exhibit 5.1)

23.2*	Consent of Weaver and Tidwell, L.L.P.

107*	Filing Fee Table

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* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on June 14, 2023.

LAREDO OIL,INC.

By:	/s/ Mark See
Mark See
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark See, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark See	Chief Executive Officer and Director	June 14, 2023
Mark See	(Principal Executive Officer)

/s/ Bradley E. Sparks	Chief Financial Officer and Director	June 14, 2023
Bradley E. Sparks	(Principal Financial and Accounting Officer)

/s/ Donald Beckham	Director	June 14, 2023
Donald Beckham

/s/ Michael H. Price	Director	June 14, 2023
Michael H. Price

EXHIBIT INDEX

Exhibit	No. Description of Exhibit

5.1 *	Opinion of Reiter, Brunel & Dunn, PLLC

10.1 *	Laredo Oil, Inc. 2023 Equity Incentive Plan

23.1 *	Consent of Reiter Brunel & Dunn, PLLC (included in Exhibit 5.1)

23.2*	Consent of Weaver and Tidwell, L.L.P.

107*	Filing Fee Table

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* Filed herewith.